Shustak Jalil & Heller
                               545 Madison Avenue
                            New York, New York 10022

                               Tel (212) 688-5900
                               Fax (212) 688-6151

                                                        March 30, 1999

Royal Financial Corporation
1000 Ballpark Way, Suite 210
Arlington, Texas  76011

Dear Sirs:

      We have examined the corporate records and proceedings of Royal Financial Corporation, a Nevada corporation, with respect to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form and validity and full payment and non-assessability when issued of the 1,948,667 shares of common stock, par value $0.001 per share, covered by the Registration Statement on Form S-8, dated April 6, 1998, in connection with which Registration Statement this opinion is rendered.

      Based upon such examination, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, such shares will be validly authorized and legally issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Sincerely,


                                                    /s/ Shustak Jalil & Heller
                                                    ----------------------------
                                                    SHUSTAK JALIL & HELLER